As filed with the Securities and Exchange Commission on May 31, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

FOSTER WHEELER LTD.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	22-3802649
(State or other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
Perryville Corporate Park Clinton, New Jersey 08809-4000
(Address of Principal Executive Offices)

Foster Wheeler Ltd. Omnibus Incentive Plan
(Full Title of the Plan)

PETER J. GANZ
Executive Vice President, General Counsel and Secretary
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
(908) 730 - 4000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value $.01	4,780,000 shares (1)	$44.00 (2)	$210,320,000	$22,504.24

(1)    This Registration Statement covers an indeterminate amount of additional securities that may be issued under the Plan pursuant to the anti-dilution provisions of the Plan.

(2)    Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of a share of Foster Wheeler Ltd. Common Stock, as reported on the NASDAQ National Market on May 30, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

* As permitted by Rule 428 under the Securities Act of 1933, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents have been filed by Foster Wheeler Ltd. (“FW,” the “Registrant” or the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by reference in this Registration Statement:

(a)	FW’s Annual Report on Form 10-K (File No. 1-31305) for the fiscal year ended December 30, 2005, filed with the Commission on March 3, 2006;

(b)	FW’s Quarterly Report on Form 10-Q (File No. 1-31305) for the quarter ended March 31, 2006, filed with the Commission on May 10, 2006;

(c)
FW’s Current Reports on Form 8-K (File No. 1-31305) filed with the Commission on May 18, 2006, May 12, 2006, April 25, 2006, April 25, 2006, March 6, 2006, February 16, 2006, February 7, 2006, February 6, 2006, January 30, 2006 and January 18, 2006; and

(d)
The description of FW’s Common Shares contained in Form 8-A (File No. 000-50740), filed with the Commission on May 31, 2005, which incorporates the description by reference to FW’s Current Report on Form 8-K filed on April 12, 2002, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Certain partners of Conyers Dill & Pearman and/or certain employees of Codan Services Limited, an affiliate of Conyers Dill & Pearman, serve as officers of Foster Wheeler Ltd. and as officers and/or directors of its subsidiaries incorporated in Bermuda, from time to time.

Item 6.    Indemnification of Directors and Officers.

Foster Wheeler Ltd. is a Bermuda company. Section 98 of the Companies Act of 1981 of Bermuda (the “Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company (although Foster Wheeler Ltd. has not agreed to indemnify its auditors even though permitted by Bermuda law). Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

Foster Wheeler Ltd. has adopted provisions in its by-laws that provide that it shall indemnify its respective officers and directors in respect of their actions and omissions, except in respect of their fraud, dishonesty or willful misconduct, and it maintains liability insurance covering its directors and officers and those of its subsidiaries. Our by-laws provide that our shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits Foster Wheeler Ltd to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Foster Wheeler has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Description
4.1	Bye-Laws of Foster Wheeler Ltd., amended May 9, 2006. (Filed as Exhibit 3.2 to Foster Wheeler Ltd.'s current report Form 8-Kfiled on May 12, 2006, and incorporated herein by reference.)
4.2	Form of common share certificate (Filed as Exhibit 4.2 to Foster Wheeler Ltd.'s current report on Form 8-K filed on May 25, 2001 and incorporated herein by reference.)
4.3	Memorandum of Association of Foster Wheeler Ltd. (Filed as Annex II to Foster Wheeler Ltd.'s Form S-4/A (File No. 333-52468) filed on March 9, 2001, and incorporated herein by reference.)
4.4
Memoranda of Reduction of Share Capital and Memorandum of Increase in Share Capital each dated December 1, 2004. (Filed as Exhibit 99.2 to Foster Wheeler Ltd.'s Form 8-K, filed on December 2, 2004, and incorporated herein by reference.)

4.5
Foster Wheeler Ltd. Omnibus Incentive Plan, adopted May 9, 2006 (incorporated by reference to Foster Wheeler’s Current Report on Form 8-K (File No. 001-31305) filed with the Commission on May 12, 2006)

5.1	Opinion of Conyers Dill & Pearman
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Conyers Dill & Pearman (filed as part of Exhibit 5.1)
24	Powers of Attorney

Item 9.    Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, paragraphs (1)(i) and (ii) shall not apply;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, and the State of New Jersey, on May 31, 2006.

FOSTER WHEELER LTD.

By:	/s/ Peter J. Ganz
Name: Peter J. Ganz
Title: Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raymond J. Milchovich Raymond J. Milchovich	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 31, 2006

/s/ John T. La Duc John T. La Duc	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 31, 2006

/s/ Brian K. Ferraioli Brian K. Ferraioli	Vice President and Controller (Principal Accounting Officer)	May 31, 2006

* Ralph Alexander	Director	May 31, 2006

* Eugene D. Atkinson	Director	May 31, 2006

* Diane C. Creel	Director	May 31, 2006

* Robert Flexon	Director	May 31, 2006

* Joseph J. Melone	Director	May 31, 2006

* Stephanie Hanbury-Brown	Director	May 31, 2006

* James D. Woods	Director	May 31, 2006

*Peter J. Ganz, by signing his name hereto, does sign this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons that are filed herewith as Exhibit 24.

By:	/s/ Peter J. Ganz
Peter J. Ganz
Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
5.1	Opinion of Conyers Dill & Pearman
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Conyers Dill & Pearman (filed as part of Exhibit 5.1)
24	Powers of Attorney